UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

ACREAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56021

British Columbia, Canada	98-1463868
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

450 LEXINGTON AVENUE, #3308

NEW YORK, NEW YORK, 10163, UNITED STATES

(Address of principal executive offices, including zip code)

(646) 600-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class E subordinate voting shares	ACRHF	OTC Markets Group Inc.

Class D subordinate voting shares	ACRDF	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On April 27, 2021, a subsidiary of Acreage Holdings, Inc. (the “Company”), High Street Capital Partners, LLC (“HSCP”) entered into an amendment (the “Amendment”) to the previously announced Stock Purchase Agreement (the “Agreement”) with RWB Florida LLC (the “Buyer”) and Red, White & Bloom Brands Inc., (the “Parent”) (CSE: RWB) (OTCQX: RWBYF), originally dated February 24, 2021, to sell all of the issued and outstanding shares of common stock of Acreage Florida, Inc. (“Acreage Florida”) for an aggregate purchase price of $60.0 million (the “Transaction”). As part of the Amendment, it was agreed that the cash payment made upon closing would be approximately $16.5 million and a promissory note for approximately $3.5 million would be due within five business days of the closing.

On April 28, 2021, the Company announced the closing of the sale of Acreage Florida for aggregate proceeds of approximately $60 million consisting of the cash, shares of the Buyer and short-term notes receivable.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
99.1	Press release of Acreage Holdings, Inc. related to the Divestiture of Florida Operations, dated April 28, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACREAGE HOLDINGS, INC.

Date: May 3, 2021	/s/ Steve Goertz

Steve Goertz
Chief Financial Officer